Exhibit 4.6
MAIN STREET CAPITAL CORPORATION
RESTRICTED STOCK AGREEMENT
          This Restricted Stock Agreement (“Agreement”) between Main Street Capital Corporation (the “Company”) and                      (the “Grantee”), an employee of the Company or one of its subsidiaries, regarding an award (“Award”) of                      shares of Common Stock (as defined in the 2008 Equity Incentive Plan (the “Plan”), such Common Stock comprising this Award referred to herein as “Restricted Stock”) awarded to the Grantee as an Initial Award under the Plan, effective on the                      (the “Award Date”), such number of shares subject to adjustment as provided in the Plan, and further subject to the following terms and conditions:
          1. Relationship to Plan and Employment Agreement.
          This Award is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder or amendments, if any, which are adopted by the Committee. Except as defined herein, capitalized terms used herein shall have the same meanings ascribed to them under the Plan. For purposes of this Agreement:
     (a) Termination for “Cause” means termination by the Company of the Grantee’s employment for the Grantee’s:
(i)	willful failure to substantially perform the Grantee’s duties to the Company or any of its subsidiaries;

(ii)	breach of the Grantee’s duty of loyalty to the Company or any of its subsidiaries;

(iii)	commission of an act of dishonesty toward the Company or any of its subsidiaries, theft of corporate property of the Company or any of its subsidiaries, or usurpation of the corporate opportunities of the Company or any of its subsidiaries;

(iv)	unethical business conduct including any violation of law connected with the Grantee’s employment at the Company or any of its subsidiaries; or

(v)	conviction of any felony involving dishonest or immoral conduct.
          For purposes of this Section 1(a), an act or failure to act by the Grantee shall be considered “willful” only if the Grantee’s conduct was not in good faith and the Grantee lacked a reasonable belief that the Grantee’s act or omission was in the best interests of the Company.

     (b) A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
          (i) any “person” or group (as defined in Section 3(a)(9) of the Exchange Act, and as modified in Section 13(d) and 14(d) of the Exchange Act), together with their affiliates and associates (both as defined in Rule 12b-2 under the Exchange Act) other than (i) the Company or any of its subsidiaries, (ii) any employee benefit plan of the Company or any of its subsidiaries, or the trustee or other fiduciary holding securities under any such employee benefit plan, (iii) a company owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company or (iv) an underwriter temporarily holding securities pursuant to an offering of such securities by the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 30% of combined voting power of the voting securities of the Company then outstanding; or
          (ii) individuals who, as of June 30, 2008, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition of Change in Control, any individual becoming a director subsequent to June 30, 2008 whose appointment or election to the Board was approved by a vote of at least a two-thirds (2/3) of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board; or
          (iii) the consummation of any merger, reorganization, business combination or consolidation of the Company or one of its subsidiaries (a “Business Combination”) with or into any other entity, other than a merger, reorganization, business combination or consolidation a result of which (or immediately after which) the holders of the voting securities of the Company outstanding immediately prior thereto holding securities would represent immediately after such merger, reorganization, business combination or consolidation more than a majority of the combined voting power of the voting securities of the Company or the surviving entity or the parent of such surviving entity; or
          (iv) the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than a majority of the combined voting power of the voting securities of the acquirer, or parent of the acquirer, of such assets; or

          (v) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
          (c) “Disability” means, due to sickness or as a direct result of accidental injury, the Grantee is eligible for and receiving long-term disability benefits under a disability income replacement plan offered by the Company.
          (d) “Employment” means employment with the Company or any of its Subsidiaries.
          (e) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (f) Termination for “Good Reason” shall mean a termination by the Grantee of the Grantee’s employment with the Company for any of the following reasons:
     (i) the Company’s failure to perform any of its material obligations under the terms of the Grantee’s employment arrangement or agreement;
     (ii) unless otherwise agreed or waived, written notice of a proposed relocation by the Company of the Grantee’s principal place of employment to a site outside a fifty (50) mile radius of the current site of the Grantee’s principal place of employment; or
     (iii) the failure by a successor in interest to the Company to expressly assume the Company’s obligations under the terms of the Grantee’s employment arrangement or agreement.
          A termination by the Grantee for Good Reason may not occur unless the Grantee has given notice to the Company within 90 days of the Grantee’s knowledge of the initial existence of a condition described in clauses (i) through (iii) above, and the Company shall have a period of at least 30 days (the “Correction Period”) during which it may remedy the condition. If the Company remedies the condition within the Correction Period, the Grantee may not terminate for that Good Reason event.
          A termination for “Good Reason” may occur only within 30 days immediately following the expiration of the Correction Period.
          (g) “Retirement” means the Grantee’s termination of employment on or after attainment of (i) age 65 or (ii) age 55 with 10 years of service with the Company.

          (h) Termination “Without Cause” shall mean a termination by the Company of the Grantee’s employment for any reason other than death, Disability, or Cause.
          2. Vesting Schedule.
          (a) The restrictions on the shares of Restricted Stock subject to this Award shall lapse and such shares shall vest in four equal installments on each of the first four anniversaries of the Award Date (each a “Vesting Date”), provided that the Grantee has been in continuous Employment from the Award Date through the respective Vesting Date. Notwithstanding the foregoing, pursuant to Section 10(A) of the Plan, the Board or its Committee may, in its sole discretion, accelerate the time at which the shares of Restricted Stock subject to this Award shall vest.
          (b) All shares of Restricted Stock subject to this Award shall vest, irrespective of the limitations set forth in subparagraph (a) above, provided that the Grantee has been in continuous Employment since the Award Date, upon the occurrence of:
     (i) a Change in Control;
     (ii) the Grantee’s termination of employment by reason of death or Disability; or
     (iii) the Grantee’s termination of employment by the Grantee for Good Reason or by the Company Without Cause.
          3. Forfeiture of Award.
          Except as specifically provided in Section 2 above, upon the Grantee’s termination of employment all unvested Restricted Stock as of the termination date shall be forfeited.
          4. Escrow of Shares.
          During the period of time between the Award Date and the earlier of the date the Restricted Stock vests or is forfeited (the “Restriction Period”), the Restricted Stock shall be registered in the name of the Grantee and held in escrow by the Company or in a book entry account with the Company’s transfer agent, and the Grantee agrees, upon the Company’s written request, to provide a stock power endorsed by the Grantee in blank. Any certificate shall bear a legend as provided by the Company, conspicuously referring to the terms, conditions and restrictions described in this Agreement. Upon termination of the Restriction Period, a certificate representing such shares shall be delivered upon written request to the Grantee as promptly as is reasonably practicable following such termination. Fractional shares will not be issued and shares issued will be rounded up to the nearest whole share.
          5. Code Section 83(b) Election.
          The Grantee shall be permitted to make an election under Code Section 83(b), to include an amount in income in respect of the Award of Restricted Stock in accordance with the requirements of Code Section 83(b). Grantee acknowledges that such election must be filed with the Internal Revenue Service within 30 days of the grant of the Award for which such election is made. Grantee is solely responsible for making such election.
          6. Dividends and Voting Rights.
          During the Restricted Period, the Grantee shall have the right to vote or execute proxies with respect to the registered Restricted Stock subject to this Award and to receive any cash or stock dividends paid or distributed with respect thereto, unless and until the Restricted Stock is forfeited. Cash or stock dividends paid or distributed with respect to outstanding Restricted Stock shall be fully vested and nonforfeitable upon receipt. Notwithstanding the foregoing, in the case of a stock split affected by the Company by means of a stock dividend or any stock dividends affected as part of a recapitalization of the Company or similar event, any stock dividends distributed with respect to the underlying Restricted Stock shall be subject to the same restrictions provided for herein with respect to such Restricted Stock, and the dividend shares so paid or distributed shall be deemed Restricted Stock subject to all terms and conditions herein, provided that the vesting schedule with respect thereto shall be equal installments over the remaining number of installments applicable to the Restricted Stock with respect to which such shares are paid or distributed.
          7. Delivery of Shares.
          The Company shall not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the delivery of shares of Common Stock to comply with any such law, rule, regulation or agreement.
          8. Notices.
          Notice of exercise of the Award may be made in the following manner, using such forms as the Company may from time to time provide:
     (a) by first class registered or certified United States mail, postage prepaid, to 1300 Post Oak Boulevard, Suite 800, Houston, TX 77056;
     (b) by hand delivery to 1300 Post Oak Boulevard, Suite 800, Houston, TX 77056; or
     (c) by such other means, including by electronic means or by facsimile, as provided by the Committee.
          Any notices provided for in this Agreement or in the Plan shall be deemed effectively delivered or given upon receipt of such notice.

          9. Assignment of Award.
          Except as otherwise permitted by the Committee, the Grantee’s rights under the Plan and this Agreement are personal; no assignment or transfer of the Grantee’s rights under and interest in this Award may be made by the Grantee other than by will or by the laws of descent and distribution.
          10. Restrictions on Common Stock.
          In consideration of the Award being made hereunder, the Grantee agrees that the Company (or a representative of any underwriters the Company may designate) may, in connection with any underwritten offering of any securities of the Company that is registered under the Securities Act of 1933, as amended, require that the Grantee not sell or otherwise transfer or dispose of any shares of Common Stock or other securities of the Company during such period (not to exceed 180 days) following such offering or such other date as may be requested by the Company or such representative of the underwriters. For purposes of this restriction, the Grantee will be deemed to own shares of Common Stock which: (i) are owned directly or indirectly by the Grantee, including securities held for the Grantee’s benefit by nominees, custodians, brokers, or pledgees; (ii) may be acquired by the Grantee under this Award at any time, or otherwise be acquired by the Grantee within 60 days of the offering or other date set by the Company or the representative of the underwriters; (iii) are owned directly or indirectly, by or for the Grantee’s spouse and any of his children who reside at his principal residence and over which Grantee can exercise dispositive authority; or (iv) are owned, directly or indirectly, by or for a corporation, partnership, estate, or trust of which the Grantee is a shareholder, partner, beneficiary, or trustee and over which Grantee can exercise dispositive authority, but in the event the Grantee is a shareholder, partner, or beneficiary, only to the extent of the Grantee’s proportionate interest therein as a shareholder, partner, or beneficiary thereof. The Grantee further agrees that the Company may impose “stop transfer” instructions with respect to securities subject to the foregoing restrictions until the end of such period.
          11. Withholding.
          At the time of delivery or vesting of Restricted Stock, the amount of, if applicable, all federal, state and other governmental withholding tax requirements imposed upon the Company with respect to the delivery or vesting of such shares of Restricted Stock shall be remitted to the Company or provisions to pay such withholding requirements shall have been made to the satisfaction of the Committee. The Committee may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with this Award. The Grantee may pay all or any portion of the taxes required to be withheld by the Company or paid by the Grantee in connection with the all or any portion of this Award by delivering cash, or by electing to have the Company withhold shares of Common Stock, or by delivering previously owned shares of Common Stock, having a fair market value (as determined by the Committee in accordance with the Plan), equal to the amount required to be withheld or paid.

          12. Stock Certificates.
          Certificates representing the Common Stock issued pursuant to the Award will bear all legends required by law or determined by the Company or its counsel as necessary or advisable to effectuate the provisions of the Plan and this Award. The Company may place a “stop transfer” order against shares of the Common Stock issued pursuant to this Award until all restrictions and conditions set forth in the Plan or this Agreement and in the legends referred to in this Section 12 have been complied with. The stock transfer records of the Company will reflect stock transfer instructions with respect to such shares.
          13. Successors and Assigns.
          This Agreement shall bind and inure to the benefit of and be enforceable by the Grantee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Grantee may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.
          14. Tax Matters.
          Grantee acknowledges that the tax consequences associated with the Award are complex and that the Company has urged Grantee to review with the Grantee’s own tax advisors the federal, state and local tax consequences of this Award. Grantee is relying solely on such advisors and not on the statements or representations of the Company or its agents. Grantee understands that Grantee (and not the Company) will be responsible for Grantee’s own tax liability that may arise as a result of the Award.
          15. No Employment Guaranteed.
          No provision of this Agreement shall confer any right upon the Grantee to continued Employment with the Company or any Subsidiary.
          16. Governing Law.
          This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas.
          17. Amendment.
          This Agreement cannot be modified, altered or amended except by an agreement, in writing, signed by both the Company and the Grantee.
          18. Dispute Resolution.
          The provisions of this Section 18 shall be the exclusive means of resolving disputes of between the Grantee and the Company arising from the Plan or this Agreement. The parties shall attempt in good faith to resolve any disputes arising out of or relating to the Plan or this Agreement by negotiation between individuals who have authority to settle the controversy.

Within 30 days of written notification regarding a dispute, the parties shall meet at such times and places as may be required to attempt to resolve the dispute. If the dispute has not been resolved within 90 days of the written notification, either party may file suit and all parties agree that any suit, action or proceeding arising in connection with the Plan or this Agreement shall be brought in the United States District Court of the Southern District of Texas (or should such Court lack jurisdiction to hear such action, suit or proceeding, in a Texas state court in Harris County, Texas) and that the parties shall submit to the jurisdiction of such court. The parties to this Agreement irrevocably waive, to the fullest extent permitted by law, any objection a party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Section 18 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.
          19. Section 409A of the Code.
          Notwithstanding any provision of this Agreement to the contrary, this Agreement is intended to provide for a grant of a stock right that is exempt from Section 409A of the Code and related regulations and United States Department of the Treasury pronouncements (“Section 409A”) as property transferred subject to Section 83 of the Code, as defined in Treasury Regulation 1.409A-1(b)(4)(B). Any ambiguous provisions will be construed in a manner that is compliant with or exempt from the application of Section 409A.
          20. Non-solicitation and Non-disclosure.
          In consideration for the grant of the Award, the Grantee agrees that he or she will not, during the Grantee’s employment with the Company or any of its subsidiaries or affiliates, and for one year thereafter, directly or indirectly for his or her own account or on behalf of or together with another person, entity or organization (a) call on or otherwise solicit any natural person who is employed by the Company or any of its subsidiaries or affiliates in any capacity with the purpose or intent of attracting that person from the employ of the Company or its subsidiaries or affiliates, or (b) divert or attempt to divert any potential investment opportunities away from the Company. As further consideration for the grant of the Award, the Grantee agrees that he or she will not at any time, with while employed by the Company or its subsidiaries or affiliates, or any time thereafter, make any independent use of, or disclose to any person (except as authorized by the Company) any confidential, non-public and/or proprietary information of the Company and its subsidiaries or affiliates, including, without limitation, information derived from models, processes, reports, ideas, investment opportunities, legal documents, or other information in any form prepared by or performed by or on behalf of the Company or any of its subsidiaries or affiliates. This Section 20 shall survive the termination of this Agreement.

MAIN STREET CAPITAL CORPORATION

Date:	By:
Name:

Title:

          The Grantee hereby accepts the foregoing Restricted Stock Agreement, subject to the terms and provisions of the Plan and administrative interpretations or amendments thereof referred to above.

GRANTEE:

Date: